Exhibit 99.1

Dermira Elects Kathleen Sebelius to Board of Directors

MENLO PARK, Calif., September 30, 2015 — Dermira, Inc. (NASDAQ: DERM), a specialty biopharmaceutical company focused on bringing innovative and differentiated products to dermatologists and their patients, today announced the election of Kathleen Sebelius, the 21st U.S. Secretary of Health and Human Services, to its board of directors.

“We are honored and excited to welcome Kathleen Sebelius to Dermira’s board of directors,” said Tom Wiggans, chairman and chief executive officer of Dermira. “Kathleen is an exceptional individual of immense personal and public achievement and I am confident we will benefit from her wealth of experience and wise counsel in the coming months and years.”

Ms. Sebelius was Secretary of Health and Human Services from 2009 to 2014. As Secretary, she presided over 11 operating divisions, including the Centers for Disease Control and Prevention (CDC), Food and Drug Administration (FDA) and National Institutes of Health (NIH), and an annual budget approaching $1 trillion. She also oversaw the passage and implementation of the Affordable Care Act, the most significant health reform in half a century.

Previously, Ms. Sebelius was Governor of Kansas, having been elected in 2002 and winning re-election in 2006. As Governor, she was credited with reducing government waste, paying down state debt and being a strong supporter of public education, all of which were accomplished without a tax increase. For the preceding eight years, Ms. Sebelius held the position of Kansas Insurance Commissioner, and from 1987-1995, she served four terms in the Kansas House of Representatives. Ms. Sebelius holds a BA in political science from Trinity Washington University and a Master of Public Administration from the University of Kansas.

“I am delighted to join Dermira’s board at this very exciting time in the company’s evolution,” said Kathleen Sebelius. “Dermira is uniquely positioned in medical dermatology with a development pipeline of innovative product candidates that have the potential to improve patients’ lives through new and differentiated treatment options.”

In addition, Dermira today announced that Wende Hutton, general partner at Canaan Partners, will be leaving Dermira’s board and complete her service as a director on December 31, 2015.

“It has been a pleasure working with Wende for the past four years, and I thank her and her partners at Canaan for the invaluable support and guidance they have provided to Dermira as the company matured, expanded and advanced its portfolio of product candidates, and completed its initial public offering,” added Mr. Wiggans.

About Dermira

Dermira is a specialty biopharmaceutical company focused on bringing innovative and differentiated products to dermatologists and their patients. Dermira’s portfolio of five product candidates targets significant market opportunities and includes three late-stage product candidates: CIMZIA® (certolizumab pegol), in Phase 3 development in collaboration with UCB Pharma S.A. for the treatment of moderate-to-severe plaque psoriasis; DRM04, in Phase 3 development for the treatment of axillary hyperhidrosis; and DRM01, in Phase 2b development for the treatment of acne. Dermira is headquartered in Menlo Park, California. For more information, please visit www.dermira.com.

Dermira Contact

Andrew Guggenhime

Chief Operating Officer and Chief Financial Officer

650.421.7200

investors@dermira.com

Investor Contact

Westwicke Partners

Robert H. Uhl

Managing Director

858.356.5932

robert.uhl@westwicke.com

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